Investor and Media Contact:
A. Brian Davis
brian.davis@tengion.com
336.201.0155

Tengion Reports Fourth Quarter and Full Year 2013 Financial Results

WINSTON-SALEM, NC, March 26, 2014 -- Tengion, Inc. (OTCQB: TNGN), a leader in regenerative medicine, today reported its financial results for the fourth quarter and full year ended December 31, 2013 and provided a business update.

“We made important progress on our two lead clinical programs over the last year. We now have two Phase 1 clinical trials ongoing for the Neo-Kidney Augment, one in Sweden and the other recently initiated in the U.S. to implant up to 12 patients. We have already successfully implanted five patients in the Sweden trial, and recently received regulatory approval to enroll 10 additional patients in that trial. We believe that the momentum in clinical development of the Neo-Kidney Augment is a testament to the tremendous need for this product candidate for patients suffering from chronic kidney disease,” commented John L. Miclot, President and Chief Executive Officer of Tengion. “We are also pleased to announce the completion of enrollment in the ongoing Phase 1 clinical trial for the Neo-Urinary Conduit. We believe that the Neo-Urinary Conduit offers significant improvements over the current standard of care for bladder cancer patients undergoing cystectomy, and we look forward to engaging key opinion leaders and the FDA for guidance on our plans for further development of this product candidate during this year.”

Neo-Kidney Augment™ Program Update

Tengion is currently conducting Phase 1 clinical trials for the Neo-Kidney Augment in Sweden and the U.S. The Neo-Kidney Augment is being developed to prevent or delay the need for dialysis by increasing renal function in patients with advanced chronic kidney disease (CKD). The Neo-Kidney Augment is based on the Company’s proprietary technology, which uses tubular epithelial cells procured by a cortical biopsy of the patient’s kidney, to create an injectable product candidate that can catalyze the regeneration of functional kidney tissue.

Both trials are designed to evaluate the safety and implantation of the Neo-Kidney Augment and involve delivery of an active regenerative dose of Neo-Kidney Augment in patients with CKD who will be followed for up to two years.

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The Phase 1 clinical trial at the Karolinska Institute in Stockholm, Sweden commenced in May 2013, and five patients with CKD were implanted in 2013. To date, the Neo-Kidney Augment has been safe and well tolerated in these five patients. In March 2014, the Company received regulatory approval from the Medical Products Agency (MPA) to expand enrollment in this trial to a total of 15 patients.

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In January 2014, Tengion announced the initiation of a Phase 1 clinical trial in the U.S. The Company expects to enroll up to 12 patients and anticipates that it will complete patient enrollment during 2014.

Neo-Urinary Conduit™ Clinical Program Update

In January 2014, Tengion completed enrollment in its ongoing Phase 1 clinical trial for the Neo-Urinary Conduit. Bladder cancer patients have been enrolled in the trial to assess the safety and preliminary efficacy of the Neo-Urinary Conduit, as well as to translate the surgical implantation procedure utilized in preclinical studies. Although the Company was permitted to enroll up to ten patients in this clinical trial, Tengion decided to limit the enrollment to eight patients, the last of which was implanted in December 2013. The Company and its clinical investigators believe that the surgical technique used in animal models has been successfully translated to humans, with evidence of tissue regeneration. During 2014, the Company expects to engage key opinion leaders and the U.S. Food and Drug Administration (FDA) for guidance on future trials.

Fourth Quarter and Year End 2013 Financial Results

For the year ended December 31, 2013, Tengion reported an adjusted net loss of $23.6 million, or $5.87 per basic and diluted common share, compared with an adjusted net loss of $19.0 million, or $8.00 per basic and diluted common share, for the same period in 2012. The increased adjusted net loss for the 2013 period was primarily due to increases in interest expense of $4.7 million and in general and administrative expense of $0.8 million, offset in part by a decrease in research and development expense of $0.6 million and depreciation expense of $0.2 million.

The increase in interest expense was primarily due to non-cash interest expense associated with the 2012 Convertible Notes issued in the fourth quarter of 2012 and the 2013 Convertible Notes issued in the second quarter of 2013. The increase in general and administrative expense for the year ended December 31, 2013 was primarily due to an increase in legal fees resulting from a change in corporate counsel as well as significant registration statement activity during 2013 related to securities issued in the Company’s 2011, 2012 and 2013 financings which were not capitalized as deferred financing costs. The decrease in research and development expense for the year ended December 31, 2013 was primarily due to a reduction in compensation and related expenses resulting from fewer employees as compared to the same period in 2012, as well as a reduction in external preclinical services associated with the Neo-Kidney Augment submission of a Pre-Investigational New Drug (IND) application filing with the FDA. The decrease in depreciation expense is due to an increased number of fully depreciated assets in 2013.

For the fourth quarter ended December 31, 2013, the Company reported an adjusted net loss of $6.3 million, or $1.10 per basic and diluted common share, compared with an adjusted net loss of $5.9 million, or $2.49 per basic and diluted common share, for the same period in 2012. The increased adjusted net loss for the 2013 period was primarily due to an increase in research and development expense of $0.5 million related to the Phase 1 clinical trial of the Company’s Neo-Kidney Augment initiated in May 2013 at the Karolinska Institute in Stockholm, Sweden.

As of December 31, 2013, the Company held $21.5 million in cash and cash equivalents. Based upon the Company’s current expected level of operating expenditures and debt repayment, and assuming it is not required to settle any outstanding warrants in cash or redeem, or pay cash interest on, any of its convertible notes, the Company expects to be able to fund its operations through December 31, 2014.

About the Neo-Kidney Augment™

The Neo-Kidney Augment is being developed to prevent or delay the need for dialysis by increasing renal function in patients with advanced chronic kidney disease (CKD). The Neo-Kidney Augment is based on the Company’s proprietary technology, which uses tubular epithelial cells procured by a cortical biopsy of the patient’s kidney, to create an injectable product candidate that can catalyze the regeneration of functional kidney tissue. According to the United States Renal Data System, there are approximately 26 million adults in the U.S. who have CKD and 100,000 new patients who start on dialysis each year, and CKD affects more than 10% of the world’s population. Additionally, $39 billion in direct U.S. costs each year are attributable to patients with end-stage renal disease, which is associated with an approximate 20% mortality rate per year and an average life expectancy of a patient initiating dialysis of approximately four years.

About the Neo-Urinary Conduit™

The Neo-Urinary Conduit is designed to replace the standard of care for bladder cancer patients undergoing cystectomy (removal of bladder). There are over 25,000 cystectomies performed annually in bladder cancer patients in the U.S. and Europe. The Neo-Urinary Conduit is an implant made from a patient's own cells and is intended to catalyze regeneration of native-like urinary tissue, thereby eliminating the need to use bowel tissue in the current standard of care surgery. The Neo-Urinary Conduit is expected to eliminate the short-term and long-term complications associated with use of bowel tissue, such as electrolyte and metabolic disorders, nutritional and therapeutic-agent absorption anomalies, kidney and urinary tract infections, and stone formation. In addition, the Neo-Urinary Conduit is anticipated to improve recovery times, which results in faster hospital discharges compared to the current standard of care.

About Tengion

Tengion, a clinical-stage regenerative medicine company, is focused on developing its Organ Regeneration Platform™ to harness the intrinsic regenerative pathways of the body to regenerate a range of native-like organs and tissues with the goal of delaying or eliminating the need for chronic disease therapies, organ transplantation, and the administration of anti-rejection medications. The Company is currently conducting Phase 1 clinical trials in Sweden and the U.S. for its Neo-Kidney Augment, which is intended to prevent or delay dialysis and transplantation by increasing renal function in patients with advanced chronic kidney disease. A Phase 1 trial for the Company's Neo-Urinary Conduit, an autologous implant that is intended to catalyze regeneration of native-like urinary tissue for bladder cancer patients requiring a urinary diversion following bladder removal, has completed enrollment.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding Tengion's plans, potential opportunities, or other expectations, projections, goals, objectives, strategies, timelines, clinical studies, product development and the potential benefits of its products under development are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with Tengion's operating performance and financial position, research, development and commercialization of products, the risks and uncertainties associated with meeting the objectives of its clinical studies, including, but not limited to, risks related to availability of continued funding, delays or failures resulting from slower than expected enrollment in clinical trials or clinical holds, and the occurrence of adverse safety events, obtaining regulatory approvals, and other risks detailed from time to time in the Company's most recent Annual Report on Form 10-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

TENGION, INC.
(A Development-Stage Company)

CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,		Period from July 10, 2003 (inception) through December 31,2013
	2012	2013	2012	2013
Revenue	$—	$—	$—	$—	$—

Operating expenses:
Research and development	$2,182	$2,651	$10,103	$9,480	$137,440
General and administrative	1,479	1,480	5,496	6,295	53,684
Depreciation	99	63	456	267	23,875
Impairment of property and equipment	—	—	—	—	7,371
Other expense, net	35	278	165	555	2,425

Total operating expenses	(3,795)	(4,472)	(16,220)	(16,597)	(224,795)

Loss from operations	(3,795)	(4,472)	(16,220)	(16,597)	(224,795)

Interest income	15	21	27	47	8,586
Interest expense	(2,163)	(2,119)	(2,957)	(7,622)	(25,468)
Change in fair value of derivative liability	944	1,297	944	(3,088)	(2,144)
Change in fair value of warrant liability	910	11,312	1,277	8,333	26,108

Net (loss) income	$(4,089)	$6,039	$(16,929)	$(18,927)	$(217,713)

Basic and diluted net (loss) income per share	$(1.72)	$1.06	$(7.13)	$(4.70)

Weighted-average common stock outstanding :
Basic and diluted	2,374	5,722	2,374	4,024

TENGION, INC.
(A Development-Stage Company)

BALANCE SHEET DATA
(in thousands)
(unaudited)

	December 31, 2012	December 31, 2013
Cash and cash equivalents	$7,536	$21,510
Total assets	12,435	25,724
Derivative liability	2,449	—
Warrant liability	6,178	11,425
Total debt and embedded derivative, net of debt discount	11,269	26,952
Total liabilities	23,778	42,580
Total stockholders’ deficit	(11,343)	(16,856)

TENGION, INC.
(A Development-Stage Company)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2013	2012	2013
Net (loss) income– GAAP	$(4,089)	$6,039	$(16,929)	$(18,927)
Change in fair value of derivative liability	(944)	(1,297)	(944)	3,088
Change in fair value of warrant liability	(910)	(11,312)	(1,277)	(8,333)
Other expense, net	35	278	165	555
Adjusted net (loss) income	$(5,908)	$(6,292)	$(18,985)	$(23,617)

Shares used in computing basic and diluted net loss attributable to common stockholders:
Basic and diluted	2,374	5,722	2,374	4,024

Basic and diluted net (loss) income per share-GAAP	$(1.72)	$1.06	$(7.13)	$(4.70)
Adjustment per share	$(0.77)	$(2.16)	$(0.87)	$(1.17)
Basic and diluted net (loss) per share - adjusted	$(2.49)	$(1.10)	$(8.00)	$(5.87)